EXHIBIT 10.1
May 1, 2008
Thomas K. Montag
Dear Tom:
We are pleased to offer you the position of Head of Global Sales and Trading, reporting to John A. Thain, Chairman and CEO. In this capacity you will also be an Executive Vice President of Merrill Lynch. We anticipate and you agree that you will commence employment on August 4, 2008 (“the Start Date”).
The terms of our offer of employment are as follows:
1. COMPENSATION
a. Salary
Your starting salary will be at the annualized rate of $600,000.00 and will commence on the Start Date.
b. Incentive Compensation
You will be eligible to participate in the Merrill Lynch Variable Incentive Compensation Program (VICP). In general, VICP awards are granted annually at the sole discretion of management based upon individual performance, company financial results, and other criteria. However, for Performance Year 2008, you will receive a guaranteed VICP award of $39,400,000.00, provided you are in the continuous employment of Merrill Lynch through the scheduled payment date in early 2009 (“your Guaranteed VICP Award”). Your Guaranteed VICP Award may consist of cash or cash and equity, at the discretion of Merrill Lynch, but any portion of your Guaranteed VICP Award granted in equity will be at a percentage of your total compensation generally equivalent to the treatment given to similarly situated executives. Any equity portion of your Guaranteed VICP Award may consist of Merrill Lynch Restricted Units or other equity instruments subject to the vesting and other provisions of the applicable Merrill Lynch & Co., Inc. employee stock compensation plan (“the SCP”) and grant documents. Except as otherwise specifically provided in the applicable SCP and grant documents or in this letter, if your employment terminates for any reason or if you violate any of the terms and conditions of the grant prior to the vesting and/or distribution to you of your equity grant, your rights to the unvested and/or undistributed portion shall be terminated and such grants will be canceled. All equity grants are subject to the approval of the Management Development and Compensation Committee of the Merrill Lynch & Co., Inc. Board of Directors (“the MDCC”).
Your performance will be reviewed periodically. Any future salary and other compensation, including any future awards under the VICP, will be based on a consideration of a number of factors, including, but not limited to, company financial results and your individual performance, and shall be determined in Merrill Lynch’s sole discretion.
2. REPLACEMENT OF FORFEITED EQUITY
To make you whole for the value of equity awards granted by your former employer that you will lose (including the time value of options you will exercise in advance of, or within thirty days of your Start Date, the time value of options you exercised in anticipation of your Acceptance Date, and the time value of options that are not exercisable as of the date of your written acceptance of this offer (“the Acceptance Date”)) in connection with your employment with Merrill Lynch (the “Forfeiture”) and subject to MDCC approval at its first regularly scheduled meeting following the Start Date, with respect to the equity grants described in this paragraph, Merrill Lynch will make cash payments and/or grants of equity to you, subject to our receiving reasonable written confirmation of a Forfeiture, in an aggregate amount to which we will agree (“the Replacement Value”). The Replacement Value will be divided in a manner to which we will agree into cash, Restricted Units, and stock options components (“the Cash Component,” “the Restricted Unit Component,” and “the Stock Option Component,” respectively).
•	The Cash Component will be paid to you in cash within 30 days of the Start Date and will include the time value of options you will exercise in advance of, or within thirty days of your Start Date (including the time value of options you exercised in anticipation of your Acceptance Date).

•	The Restricted Unit Component will be paid in the form of a grant of Merrill Lynch Restricted Units (the “Replacement Restricted Units”). Restricted Units will vest thirty-four percent six months from the start date, thirty-three percent on January 1, 2010 and thirty-three percent on January 1, 2011.

•	The Stock Option Component will be paid in the form of a grant of stock options to purchase shares of Merrill Lynch common stock (“the Replacement Stock Options”). The Replacement Stock Options will have an exercise price equal to the average of the high and low prices of Merrill Lynch common stock on the New York Stock Exchange on the day the grant is approved by the MDCC or, if such date is not a trading day, on the previous trading day. Replacement Stock Options will become exercisable thirty-four percent six months from the start date, thirty-three percent on January 1, 2010 and thirty-three percent on January 1, 2011. Exercisable Replacement Stock Options shall remain exercisable until the tenth anniversary of the Start Date.
Should the MDCC fail to approve any or all of the Replacement Restricted Units and/or Replacement Stock Options, the value of the unapproved portion will be paid to you in cash no later than March 15, 2009.

3. EFFECT OF THE TERMINATION OF YOUR EMPLOYMENT ON YOUR GUARANTEED VICP AWARD, ANY FUTURE EQUITY AWARDS AND THE REPLACEMENT VALUE
a. Qualifying Employment Termination
For purposes of this letter, either the termination of your employment by Merrill Lynch without Cause or your resignation with Good Reason, each as defined below, shall be deemed a Qualifying Employment Termination.
b. Your Guaranteed VICP Award and Any Future Equity Awards
•	If a Qualifying Employment Termination occurs before you are paid the cash portion of your Guaranteed VICP Award and before you are granted any equity portion of your Guaranteed VICP Award by the MDCC, the entire Guaranteed VICP Award will be paid to you in cash on or about the scheduled payment date in early 2009, but not later than March 15, 2009.

•	If a Qualifying Employment Termination occurs after you are paid the cash portion of your Guaranteed VICP Award but before you are granted any equity portion of your Guaranteed VICP Award by the MDCC, that portion of your Guaranteed VICP Award that Merrill Lynch intended to award you in the form of an equity grant will be paid in cash on or about the scheduled payment date in early 2009, but not later than March 15, 2009.

•	If a Qualifying Employment Termination occurs after you are paid the cash portion of your Guaranteed VICP Award and after you are granted any equity portion of your Guaranteed VICP Award and any subsequent equity awards, such grants will continue to vest, be delivered to you, and become and remain exercisable, as the case may be, in accordance with the schedule contained in the grant, but only on the condition that you comply with the post-employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto, except for those provisions requiring notice of your resignation and restricting your employment by a competitor, which shall be waived.

•	(1) If your employment is terminated by Merrill Lynch for Cause or (2) if your resign from Merrill Lynch for other than Good Reason before the Third Anniversary of the Start Date without meeting the eligibility criteria for Career Retirement as described in the SCP and grant documents, then any undistributed and or unexercised equity awards from the equity portion of your Guaranteed VICP award and any subsequent equity awards will be canceled and you shall have no further rights with respect thereto.
     c. Replacement of Forfeited Equity
•	If a Qualifying Employment Termination occurs before you are paid the cash portion of the Replacement Value and before you are granted the equity portion of the Replacement Value by the MDCC, the entire Replacement Value will be paid to you in cash as soon as practical but not to exceed 6 months and in any event, on or before December 31 of the year following the year in which your Qualifying Employment Termination occurs.

•	If a Qualifying Employment Termination occurs after you are paid the cash portion of the Replacement Value but before you are granted the equity portion of the Replacement Value by the MDCC, that portion of the Replacement Value due in the form of equity grants will be paid in cash as soon as practical but not to exceed 6 months and in any event, on or before December 31 of the year following the year in which your Qualifying Employment Termination occurs.

•	If a Qualifying Employment Termination occurs after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, such grants will continue to vest, be delivered to you, and become and remain exercisable, as the case may be, in accordance with the schedule contained in the grant, but only on the condition that you comply with the post employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto, except for those provisions requiring notice of your resignation and restricting your employment by a competitor, which shall be waived.

•	If your employment is terminated by you or by Merrill Lynch for any reason other than by Merrill Lynch for Cause and such employment termination is not a Qualifying Employment Termination, after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, such grants will continue to vest, be delivered to you, and become and remain exercisable, as the case may be, in accordance with the schedule contained in the grant, but only on the condition that you comply with the post employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto.

•	If your employment is terminated by you or by Merrill Lynch for any reason other than by Merrill Lynch for Cause and such employment termination is not a Qualifying Employment Termination, and such termination occurs before you have been both (a) paid the cash portion of the Replacement Value and (b) granted the equity portion of the Replacement Value by the MDCC, then the cash equivalents of such grants, will be paid to you according the vesting and delivery schedule and/or the exercisability schedule, as the case may be, that would have been contained in the grant had it been made, on the condition that you comply with the post employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto.

•	If your employment terminates by Merrill Lynch for Cause after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, any undistributed and/or unexercised portion of the equity portion of the Replacement Value will be canceled and you shall have no further rights with respect thereto.

4. DEFINITION OF CAUSE
For all purposes of this letter (except for the terms of the payments and equity grants in satisfaction of the Replacement Value, including without limitation the Replacement Restricted Units and Replacement Stock Options), Cause shall mean: (i) any substantial violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; (ii) any substantial violation of laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; (iii) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; or (iv) a substantial breach of this letter or any of the accompanying attachments; provided, however, that the definition of “Cause” that applies to your VICP equity awards and any subsequent awards shall not include any action or event not included in any definition of “Cause” generally applicable to similarly situated executives of Merrill Lynch as in effect from time to time. With respect to (i) and (iv) above, Cause shall exist only after you are given notice and an opportunity to correct your conduct, unless such conduct or its consequences cannot be reasonably corrected.
For purposes of the terms of the payments and equity grants in satisfaction of the Replacement Value, including without limitation the Replacement Restricted Units and Replacement Stock Options, Cause shall mean: (i) your engagement in (A) willful misconduct resulting in material harm to Merrill Lynch or (B) gross negligence in connection with the performance of your duties; or (ii) your conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of Company assets, or that would disqualify you from employment in the securities industry (other than a temporary disqualification).
5. DEFINITION OF GOOD REASON
For the purpose of this letter agreement, Good Reason shall mean: (i) a meaningful and detrimental alteration in the nature your responsibilities or authority, but only after you have notified Merrill Lynch in writing that you believe such an alteration has occurred and, within 30 days of our receipt of such notice, we have not been able to resolve the matter to our mutual satisfaction; (ii) your reporting to an executive other than the CEO of Merrill Lynch & Co., Inc. during the three year period commencing on the Start Date; or (iii) a material reduction in your total annual compensation (salary and VICP) that is not experienced generally by similarly situated employees of Merrill Lynch.
6. TERMS RELATING TO YOUR VOLUNTARY RESIGNATION AFTER THE THIRD ANNIVERSARY OF YOUR START DATE
Subject to MDCC approval, the grants under the SCP of the equity portion of your Guaranteed VICP Award and any subsequent equity awards granted to you prior to your satisfying the service and age requirements generally applicable to Career Retirement treatment shall provide that you will be eligible for Career Retirement treatment with respect to such grants upon completing three years of service, without any other requirement relating to your age or service, but subject to all other requirements and conditions normally associated with Career Retirement treatment imposed by the SCP, the grant documents, and the Covenant Agreement attached hereto.
7. TERMS RELATING TO CHANGE IN CONTROL
If following a Change in Control a Qualifying Employment Termination occurs, any equity awards granted to you (including, without limitation, any awards granted in satisfaction of Replacement Value or your Guaranteed VICP Award or any subsequent awards) will immediately vest in full, be delivered to you and become and remain exercisable for the full original term, as the case may be, and shall not be subject to any forfeiture provisions or covenants; provided that, in the event that Merrill Lynch is not a surviving company in the Change in Control transaction, your right to receive securities will be converted, based on the terms of the change in control transaction, to securities of the acquiring entity.
The preceding sentence shall apply to your equity awards, notwithstanding any provisions in the applicable SCP or award agreement governing the treatment of equity awards in the event of a termination of employment without Cause or for Good Reason following a Change in Control. For the avoidance of doubt, Section 8.1 of the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan, and any similar provision contained in the applicable SCP, shall not apply to equity awards granted to you.
8. MITIGATION
In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement and, such amounts shall not be reduced whether or not your obtain other employment, except where such employment violates a condition of payment.
9. COVENANT AGREEMENT
On or prior to the Start Date, you agree to enter into Merrill Lynch’s standard covenant agreement for executives, a copy of which is attached hereto.
10. INDEMNIFICATION
During and after your employment, Merrill Lynch shall indemnify and defend you with respect to claims relating to your employment to the fullest extent permitted under applicable law and Merrill Lynch’s Certificate of Incorporation.
11. IRC SECTION 409A COMPLIANCE
Notwithstanding anything herein to the contrary, if any payments of money or other benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, such payment or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured in a manner that does not cause such an accelerated or additional tax.
12. FEES
Merrill Lynch will reimburse you for your actual attorney and consultant fees incurred in the finalization of this letter agreement, up to $25,000.00.
13. WORK AUTHORIZATION
You must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, which requires documents to prove your identity and demonstrate that you are authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).
A further condition of this offer and your employment with Merrill Lynch is that you have not been convicted of a felony or certain misdemeanors which would disqualify you from employment with Merrill Lynch under federal securities law and under the rules of the Financial Industry Regulatory Authority. (These preconditions are referenced in the Merrill Lynch Statement of Employment Conditions and the Merrill Lynch Policy on Statutory Disqualification.)
14. PRE-EMPLOYMENT PREPARATION
Prior to your start date with Merrill Lynch, you are required to complete pre-employment screenings, which includes substance abuse screening and Form I-9 verification. The Employee Service Center will assist you in scheduling these appointments. In addition, you must review Merrill Lynch policies and guidelines and submit a series of forms that provide required personal information. You will be receiving an email from our Employee Service Center instructing you on how to proceed with this process. If you have any questions in the interim, or you do not receive this email, please contact me.
You should also carefully review the attached Statement of Employment Conditions as this offer and your employment with Merrill Lynch are subject to them. In the event of a conflict between the Statement of Employment Conditions and this letter agreement, this letter agreement shall control.
Until this letter is filed with the SEC, you agree to keep this letter and its terms strictly confidential and not to disclose them to any person or entity except your attorney, financial advisor, and immediate family members, as long as such individuals agree that they are subject to this confidentiality provision. Nothing in this letter shall prohibit or restrict you from providing information pursuant to legal process.
This offer is contingent upon the approval of the MDCC. Once that approval is obtained, Merrill Lynch represents and warrants that it is fully authorized and empowered to enter into this Agreement and to perform its obligations thereunder. Any notice to you that is required under, or which concerns this Agreement shall be sent to you at your most recent address on file, and to your counsel:
Steven Eckhaus, Esq.
McCarter & English, LLP
245 Park Avenue
New York, NY 10167
seckhaus@mccarter.com
This Agreement may be executed in counterparts, including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
In the event of a conflict between this letter and any other document, this letter shall control.
Tom, it goes without saying that we believe you can make a significant contribution to Merrill Lynch, and we look forward to your joining us.
Sincerely,
/s/ Peter R. Stingi
Peter R. Stingi
SVP, Head of Human Resources

Acceptance of offer
My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter and I am not relying on any such promises or understandings in accepting this offer. In signing this letter, I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies referred to in this letter, specifically the enclosed Statement of Employment Conditions and Policy on Statutory Disqualification.

Signed:	/s/ Thomas K. Montag	Date:	May 2, 2008
Enclosed:
•	Statement of Employment Conditions

•	Policy on Statutory Disqualification

•	Covenant Agreement